                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14A-6(E)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                           Hershey Foods Corporation
   ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


                           Hershey Foods Corporation
   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

[LOGO OF HERSHEY FOODS APPEARS HERE]
                                                         Hershey Foods
                                                         Corporation Corporate
                                                         Headquarters Hershey,
                                                         Pennsylvania 17033

                                                         March 13, 1995

To Our Stockholders:

  It is my pleasure to invite you to attend the 1995 Annual Meeting of Stockholders of Hershey Foods Corporation, to be held at 2:00 P.M. on Monday, April 24, 1995. The meeting will be held at the Hershey Theatre, located one half block east of Cocoa Avenue on East Caracas Avenue, Hershey, Pennsylvania. The doors to the Theatre will open at 12:30 P.M.

  We also invite you to visit Hershey's Chocolate World Visitors Center anytime on the day of the Annual Meeting where you, as a stockholder, will receive a free sample of Hershey product. Last year, as part of our Centennial celebration, we offered stockholders on the day of the Annual Meeting a special stockholders' 30% discount at Chocolate World on Hershey's chocolate and non-chocolate items. As a result of very positive stockholder feedback, we will be offering the same 30% discount once again this year. You must show the coupon on the back of this Proxy Statement to receive your discount and the free product sample. We will also be serving refreshments at Chocolate World. For your convenience, Chocolate World will be open from 9:00 a.m. to 6:00 p.m. A map showing directions to Chocolate World appears on the back of this Proxy Statement. PLEASE NOTE THAT THIS IS A CHANGE FROM OUR USUAL PRACTICE AND THERE WILL BE NO REFRESHMENTS OR GIFT DISTRIBUTION AT THE HERSHEY THEATRE.

  Business scheduled to be considered at the meeting includes the election of twelve directors and the approval of the appointment of Arthur Andersen LLP as independent public accountants for the Corporation for 1995. Additional information concerning these matters is included in the Notice of Annual Meeting and Proxy Statement.

  As in the past, members of management will review with you the Corporation's operations during the past year and will be available to respond to questions. A summary of the proceedings will be made available to all stockholders.

  In order that an admission ticket can be provided in advance, we again are asking that registered holders please indicate whether they plan to attend the Annual Meeting by marking the block in the lower right-hand corner of the proxy card. In lieu of the card, you may send a request in the envelope provided and we will send you an admission ticket.

  If your shares are currently held in the name of your broker, bank or other nominee and you wish to attend the meeting, you should obtain a letter from your broker, bank or other nominee indicating that you are the beneficial owner of a stated number of shares of stock as of the record date, February 28, 1995. This will help facilitate registration at the meeting.

  To assure proper representation of your shares at the meeting, please carefully mark the enclosed proxy card; then sign, date, and return it at your earliest convenience. As described in the Proxy Statement, you may elect to vote your shares in person at the meeting even though you previously have sent in a proxy.

  I look forward to seeing you at the meeting.

                                            Sincerely yours,

                                            /s/ K. L. Wolfe

                                                K. L. Wolfe
                                            Chairman of the Board and
                                              Chief Executive
                                                  Officer

               [LOGO OF HERSHEY FOODS CORPORATION APPEARS HERE]

                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                       ON

                                 APRIL 24, 1995

                               ----------------

  The Annual Meeting of Stockholders of HERSHEY FOODS CORPORATION will be held at 2:00 P.M., Monday, April 24, 1995 at the Hershey Theatre, East Caracas Avenue, Hershey, Pennsylvania 17033 for the following purposes:

  (1) To elect twelve directors;

  (2) To approve the appointment of Arthur Andersen LLP as the Corporation's independent public accountants for 1995; and

  (3) To transact such other business as may properly be brought before the meeting and any and all adjournments thereof.

  In accordance with the By-laws and action of the Board of Directors, stockholders of record at the close of business on February 28, 1995 will be entitled to notice of, and to vote at, the meeting and any and all adjournments thereof.

                                           By order of the Board of Directors,

                                           ELEANOR S. GATHANY Acting Secretary

March 13, 1995

  KINDLY MARK, SIGN, AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE IF YOU CANNOT ATTEND IN PERSON.

                       ---------------------------------

                                PROXY STATEMENT

                       ---------------------------------


                       SOLICITATION AND VOTING OF PROXIES

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of HERSHEY FOODS CORPORATION, a Delaware corporation (the "Corporation" or "Hershey Foods"), for use at the Annual Meeting of Stockholders which will be held at 2:00 P.M., Monday, April 24, 1995 at the Hershey Theatre, East Caracas Avenue, Hershey, Pennsylvania 17033, and at any and all adjournments of that meeting for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the enclosed proxy card are being sent to stockholders on or about March 13, 1995. The Corporation's principal executive offices are located at 100 Crystal A Drive, Hershey, Pennsylvania 17033.

  Shares represented by properly executed proxy cards received by the Corporation at or prior to the meeting will be voted according to the instructions indicated on the proxy card. Unless contrary instructions are given, the persons named on the proxy card intend to vote the shares so represented FOR the election of the nominees for director named in this Proxy Statement, and FOR approval of the appointment of Arthur Andersen LLP as the Corporation's independent public accountants for 1995. As to any other business which may properly come before the meeting, the persons named on the proxy card will vote according to their best judgment.

  A proxy may be revoked at any time before it is voted at the meeting by filing with the Acting Secretary of the Corporation an instrument revoking it, by a duly executed proxy bearing a later date, or by voting by ballot at the meeting. Shares held for each participant in the Corporation's Automatic Dividend Reinvestment Service plan or the Corporation's Employee Savings, Stock Investment and Ownership Plan ("ESSIOP") will be voted by the plan trustee as directed by the participant's proxy card. If an Automatic Dividend Reinvestment Service plan participant does not return a card, the participant's shares in the plan will not be voted. If an ESSIOP participant does not return a card, that participant's shares will be voted by the plan trustee in proportion to the final aggregate vote of the plan participants actually voting on the matter.

  The cost of preparing, assembling, and mailing this proxy soliciting material and Notice of Annual Meeting of Stockholders will be paid by the Corporation. The Corporation has retained Chemical Bank Shareholder Services to assist in soliciting proxies for a fee of $4,750 plus reimbursement of reasonable out-of-pocket expenses. Additional solicitation by mail, telephone, telecopier or by personal solicitation may be done by directors, officers and regular employees of the Corporation, for which they will receive no additional compensation. Brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of the Corporation's stock as of the record date will be requested to forward proxy soliciting material to the beneficial owners of such shares, and will be reimbursed by the Corporation for their reasonable expenses.

                               VOTING SECURITIES

  The Corporation has shares of two classes of stock outstanding, Common Stock ("Common Stock") and Class B Common Stock ("Class B Stock"), each with one dollar par value. The Common Stock is entitled to cash dividends 10% higher than those declared on the Class B Stock. The Class B Stock carries ten votes per share, while the Common Stock carries one vote per share.

  At the close of business on February 28, 1995, the record date for the Annual Meeting, there were outstanding 71,492,218 shares of the Common Stock, and 15,242,979 shares of the Class B Stock, all of which are entitled to vote. Holders of record of the Corporation's Common Stock on February 28, 1995 will be entitled to one vote for each share held, and holders of record of the Class B Stock on February 28, 1995 will be entitled to ten votes for each share held. According to the Corporation's By-laws, the presence in person or by proxy of the holders of a majority of the votes entitled to be cast of the outstanding Common Stock and Class B Stock, respectively, shall constitute quorums for matters to be voted on separately by the Common Stock as a class and the Class B Stock as a class. The presence in person or by proxy of the holders of a majority of the votes entitled to be cast by the combined outstanding shares of the Common Stock and the Class B Stock shall constitute a quorum for matters to be voted on without regard to class.

  The vote required for approval of any matter which may be the subject of a vote of the stockholders is provided for in the Corporation's Restated Certificate of Incorporation, as amended (the "Certificate"), and By-laws. The specific vote requirements for the proposals being submitted to a stockholder vote at this year's Annual Meeting are set forth under the description of each proposal in this Proxy Statement.

  Abstentions and broker non-votes are counted for the purpose of determining whether a quorum is present at the Annual Meeting. For the purpose of determining whether a proposal (but not on the election of directors) has received a majority vote, abstentions will be included in the vote totals with the result that an abstention will have the same effect as a negative vote. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (the broker non-votes), those shares will not be included in the vote totals and, therefore, will have no effect on the vote.

  As of February 28, 1995 stockholders noted in the following table owned beneficially the indicated number of shares of the Corporation's Common Stock and Class B Stock entitled to vote at the meeting.

       TITLE OF                                                  AMOUNT AND NATURE OF           PERCENT
         CLASS              NAME OR GROUP(/1/)                   BENEFICIAL OWNERSHIP           OF CLASS
- -----------------------  ------------------------        ------------------------------------   --------
Common Stock,            Hershey Trust Company(/2/) ++
one dollar               100 Mansion Road East       +
par value                Hershey, PA 17033           +   20,928,493 shares held by Hershey       29.3%
                                                     +   Trust Company, as Trustee for Milton
                                                     ++  Hershey School
                         Milton Hershey School(/2/)  +
                         Founders Hall               +
                         Hershey, PA 17033          ++

                         Hershey Trust Company(/2/)      274,283 shares held as institutional      .6%
                                                         fiduciary for 58 estates and trusts
                                                         unrelated to Milton Hershey School;
                                                         and 165,000 shares held as
                                                         investments of Hershey Trust Company

Class B Stock,           Hershey Trust Company(/2/) ++   15,153,003 shares held by Hershey       99.4%
one dollar                                           +   Trust Company, as Trustee for Milton
par value                                            ++  Hershey School
                                                     +
                         Milton Hershey School(/2/) ++


     TITLE OF                                                     AMOUNT AND NATURE OF        PERCENT
      CLASS                   NAME OR GROUP(/1/)                  BENEFICIAL OWNERSHIP        OF CLASS
- -------------------       ------------------------       ------------------------------------ --------
                   ++     W. H. Alexander,                 518 shares                             *
                    +     Director Nominee
                    +
                    +     H. O. Beaver, Jr., Director    7,273 shares                             *
                    +
                    +     R. H. Campbell,                  300 shares                             *
                    +     Director Nominee
                    +
                    +     T. C. Graham, Director         3,200 shares                             *
                    +
                    +     B. Guiton Hill, Director         300 shares                             *
                    +
                    +     J. C. Jamison, Director        5,200 shares                             *
                    +
                    +     S. C. Mobley, Director           753 shares                             *
                    +
                    +     F. I. Neff, Director             400 shares                             *
                    +
                    +     R. J. Pera, Director           1,320 shares                             *
                    +
                    +     J. M. Pietruski, Director      2,200 shares                             *
                    +
                    +     V. A. Sarni, Director          1,704 shares                             *
Common Stock,       +
one dollar          ++    J. P. Viviano, Director,       52,010 shares and 84,750 stock           *
par value           +     President and Chief            options which are exercisable
                    +     Operating Officer
                    +
                    +     K. L. Wolfe, Director,         71,828 shares and 119,850 stock          *
                    +     Chairman of the Board          options which are exercisable
                    +     and Chief Executive
                    +     Officer
                    +
                    +     M. F. Pasquale                 21,947 shares and 52,550 stock           *
                    +     President, Hershey             options which are exercisable
                    +     Chocolate North America
                    +
                    +     W. F. Christ                   11,766 shares and 33,400 stock           *
                    +     Senior Vice President          options which are exercisable
                    +     and Chief Financial
                    +     Officer
                    +
                    +     J. F. Carr                     2,786 shares and 22,650 stock            *
                    +     President, Hershey             options which are exercisable
                    +     International
                    +
                    +     All current Directors,         266,587 shares and 542,900 stock       1.1%
                    +     Nominees for Director,         options which are exercisable
                    +     and Executive Officers
                   ++     as a Group (29 persons)

- --------
* Less than 1%

  (/1/) None of the current directors, director nominees or officers of the Corporation owns more than 1% of the outstanding shares of the Common Stock. No current director, director nominee or officer of the Corporation owns beneficially any shares of Class B Stock. Beneficial ownership includes shares held individually and jointly, as well as by spouses and other family members. Such ownership also includes shares credited to the accounts of officers who are participants in ESSIOP. All participants are given the opportunity to vote shares held for their accounts in this plan.

  In addition, certain directors and officers of the Corporation are participants in the Long Term Incentive Program of the Corporation's 1987 Key Employee Incentive Plan, as amended. These individuals are eligible to receive incentive awards payable, in whole or in part, in the Corporation's Common Stock, stock options or in certain circumstances, cash. They are permitted to defer, in certain instances, receipt of performance share units ("PSU") awards until a future date. Of those officers named in the preceding table, the following are the amounts of deferred PSU awards as of February 28, 1995: K. L. Wolfe, 5,013; J. P. Viviano, 13,878 shares; M. F. Pasquale, 10,633 shares;
W. F. Christ, 5,111 shares and J. F. Carr, 13,048. As of February 28, 1995, receipt of PSU awards equivalent to 90,268 shares had been deferred by all current executive officers as a group. The preceding beneficial ownership table does not include deferred PSU awards.

  (/2/) Investment decisions with respect to securities held by Hershey Trust Company, as Trustee for Milton Hershey School, are made by the Board of Directors of Hershey Trust Company, as Trustee, with the approval of the Board of Managers (governing body) of Milton Hershey School. Decisions respecting the voting of such securities are made by the Board of Directors of Hershey Trust Company, as Trustee for Milton Hershey School. Investment decisions and decisions with respect to voting of securities held by Hershey Trust Company as institutional fiduciary and as investments are made by the Board of Directors of Hershey Trust Company. Hershey Trust Company, as Trustee for Milton Hershey School, as fiduciary of the above-noted individual trusts and estates, and as direct owner of investment shares, will be entitled to vote 21,367,776 shares of Common Stock at the meeting. Hershey Trust Company, as Trustee for Milton Hershey School, will be entitled to vote 15,153,003 shares of Class B Stock at the meeting. Hershey Trust Company will therefore be entitled to cast 21,367,776 of the 71,492,218 votes entitled to be cast on matters required to be voted on separately by the holders of the Common Stock, and 172,897,806 of the total 223,922,008 votes entitled to be cast by the holders of the Common Stock and the Class B Stock voting together on other matters to be voted on without regard to class.

  Pursuant to the Corporation's Certificate, all holders of Class B Stock, including Hershey Trust Company, are entitled to convert any or all of their Class B Stock shares into shares of Common Stock at any time on a one-time-only, share-for-share basis. In the event Hershey Trust Company, as Trustee for Milton Hershey School, ceases to hold more than 50% of the outstanding shares of the Class B Stock or 15% of the total outstanding shares of both the Common Stock and Class B Stock, all shares of the Class B Stock will automatically be converted into shares of the Common Stock on a share-for-share basis. The Corporation's Certificate requires the approval of Hershey Trust Company, as Trustee for Milton Hershey School, prior to the Corporation issuing shares of Common Stock or undertaking any other action which would cause Hershey Trust Company, as Trustee for Milton Hershey School, to cease having voting control of the Corporation.

  All of the outstanding shares of Hershey Trust Company are owned by Hershey Trust Company in its capacity as Trustee for Milton Hershey School. The ten members of the Board of Directors of Hershey Trust Company are presently the same as the members of the Board of Managers of Milton Hershey School and includes William H. Alexander, a director nominee to the Board of Directors of the Corporation, and Kenneth L. Wolfe, a director and Chairman of the Board and Chief Executive Officer of the Corporation. Directors of Hershey Trust Company and members of the Milton Hershey School Board of Managers individually are not considered to be beneficial owners of the Corporation's shares of Common Stock or Class B Stock owned by Hershey Trust Company or by Milton Hershey School.

                     PROPOSAL NO. 1--ELECTION OF DIRECTORS

  Twelve directors are to be elected at the meeting, each to serve until the next annual meeting and until his or her successor shall have been elected and qualified. Except for Messrs. William H. Alexander and Robert H. Campbell, each of the nominees named in the following pages is presently a member of the Board of Directors. Mr. Rod J. Pera, currently a director, is not running for re-election to the Board. Pursuant to the Corporation's Certificate and By-laws, one-sixth of the directors, which presently equates to two directors, is entitled to be elected by the Common Stock voting separately as a class. The two nominees receiving the greatest number of votes of the Common Stock voting separately as a class shall be elected. Howard O. Beaver, Jr. and Vincent A. Sarni have been nominated as directors to be so elected by the holders of the Common Stock of the Corporation. The remaining ten nominees are to be elected by the holders of the Common Stock and the Class B Stock voting together and such nominees receiving the greatest number of votes of the Common Stock and Class B Stock voting together without regard to class shall also be elected. In case any of the nominees should become unavailable for election for any reason not presently known or contemplated, the persons named on the proxy card will have discretionary authority to vote pursuant to the proxy for a substitute.


               WILLIAM H. ALEXANDER, age 53, is Managing Director, Snider
               Entrepreneurial Center, The Wharton School of the University of
               Pennsylvania, Philadelphia, Pennsylvania. He was with H. B.
[PHOTO OF      Alexander Enterprises, Inc. from 1969 until 1993 and held a
WILLIAM H.     number of management positions, including Vice President and
ALEXANDER      General Manager, President and Chairman. He is also a director
APPEARS HERE]  of Dauphin Deposit Corporation; Harristown Development
               Corporation; Hershey Trust Company; Merchants and Business
               Men's Mutual Insurance Company; Pennsylvania Blue Shield; and
               Polyclinic Health System and a member of the Board of Managers, Milton Hershey School.

                               ----------------

               HOWARD O. BEAVER, JR., age 69, is retired Chairman of the
               Board, Carpenter Technology Corporation, Reading, Pennsylvania.
[PHOTO OF      He served as Carpenter's Chief Executive Officer from 1971 to
HOWARD O.      1981 and as Chairman until his retirement in 1983. A Hershey
BEAVER, JR.    Foods director since 1984, Mr. Beaver chairs the Audit
APPEARS HERE]  Committee and is a member of the Committee on Directors and
               Corporate Governance. He is a director of HERCO Inc. and serves as an Advisory Board Member of Mellon Bank Corporation. He is to be elected by the Common Stock as a class.

                               ----------------

               ROBERT H. CAMPBELL, age 57, is Chairman of the Board, Chief
               Executive Officer and President, Sun Company, Inc.,
[PHOTO OF      Philadelphia, Pennsylvania. He has been Chief Executive Officer
ROBERT H.      and President since 1991, Chairman of the Board since 1992 and
CAMPBELL       has been a Director of Sun Company, Inc. since 1988.
APPEARS HERE]  Previously, Mr. Campbell had been Executive Vice President since 1988 and a Group Vice President of Sun Company, Inc since
               1983. He is also a director of CIGNA Corporation.

               THOMAS C. GRAHAM, age 68, is Chairman of the Board and Chief
               Executive Officer, AK Steel Corporation, formerly Armco Steel
               Company, LP, in Middletown, Ohio. From 1992 to 1994 he served as Chief Executive Officer and President of Armco Steel
[PHOTO OF      Company, LP. In 1992, he served as Chairman and Chief Executive
THOMAS C.      Officer, Washington Steel Corporation, Washington,
GRAHAM         Pennsylvania. From 1983 to 1991 he was with USX Corporation,
APPEARS HERE]  where he held the position of Vice Chairman and Chief Operating
               Officer-Steel and Related Resources, and director in 1983;
               President-USS and an Executive-Director of USX in 1986 and Vice
               Chairman in 1990. A Hershey Foods director since 1989, he chairs the Employee Benefit Committee and is a member of the Compensation and Executive Organization Committee. He is also a director of International Paper Company.

                               ----------------

               BONNIE GUITON HILL, age 53, is Dean, McIntire School of
               Commerce, University of Virginia, a position she has held since
               1992. She was a member of the California Governor's cabinet, serving as Secretary of the State and Consumer Services Agency
[PHOTO OF      from 1991 to 1992. From 1990 to 1991, she was President and
BONNIE GUITON  Chief Executive Officer, Earth Conservation Corps, Washington
HILL           D.C. and from 1989 to 1990, she served as Special Advisor to
APPEARS HERE]  the President for Consumer Affairs. A Hershey Foods director since 1993, she is a member of the Audit Committee and the Employee Benefit Committee. She is also a director of AK Steel
               Corporation; Crestar Financial Services Corporation; Louisiana-
               Pacific Corporation; Niagara Mohawk Power Corporation; and The
               National Environmental Education and Training Foundation.

                               ----------------


               JOHN C. JAMISON, age 60, is Chairman, Mallardee Associates, a
               privately-held corporate financial services business,
               Williamsburg, Virginia. From 1990 to 1992 he was President and
               Chief Executive Officer of The Mariners Museum, Newport News,
[PHOTO OF      Virginia. From 1983 to 1990 he was Dean of the Graduate School
JOHN C.        of Business Administration, The College of William & Mary,
JAMISON        Williamsburg, Virginia. He was a General Partner with Goldman
APPEARS HERE]  Sachs & Co. until 1982, when he became a Limited Partner. A
               Hershey Foods director since 1974, he chairs the Committee on
               Directors and Corporate Governance and is a member of the Audit
               Committee. He is also a director of Best Products Co., Inc.;
               Riverside Health System, Inc.; Richfood Holdings, Inc.; and
               Williamsburg Winery, Ltd.; and a trustee of The Mariners
               Museum.
                               ----------------

               SYBIL C. MOBLEY, PH.D., age 69, is Dean, School of Business and
               Industry, Florida Agricultural and Mechanical University,
               Tallahassee, Florida, a position she has held since the Florida
[PHOTO OF      A & M Business Department became the School of Business and
SYBIL C.       Industry in 1974. A Hershey Foods director since 1983, she is a
MOBLEY, PH.D. member of the Committee on Directors and Corporate Governance APPEARS HERE] and of the Employee Benefit Committee. Dr. Mobley is also a director of Anheuser-Busch Companies, Inc.; Champion
               International Corporation; Dean Witter, Discover & Co.; Sears,
               Roebuck and Co.; and Southwestern Bell Corp.

               FRANCINE I. NEFF, age 69, is Vice President and Director, NETS
               Inc., a privately-held investment company, Albuquerque, New
[PHOTO OF      Mexico. She served from 1974 to 1977 as Treasurer of the United
FRANCINE I.    States. From 1977 through 1981, she was a Vice President, Rio
NEFF           Grande Valley Bank of Albuquerque. A Hershey Foods director
APPEARS HERE]  since 1978, she serves as a member of the Compensation and
               Executive Organization Committee and the Audit Committee. She is also a director of E-Systems, Inc.; Louisiana-Pacific
               Corporation; and D. R. Horton, Inc.

                               ----------------

               JOHN M. PIETRUSKI, age 62, is Chairman of the Board of Texas
               Biotechnology Corp., Houston, Texas, and President of Dansara
               Company, a privately-held management consulting firm, New York,
               New York. He is also retired Chairman and Chief Executive
[PHOTO OF      Officer of Sterling Drug Inc. With Sterling Drug Inc. from 1977
JOHN M.        to his retirement in 1988, he also held the positions of
PIETRUSKI      Executive Vice President, and President and Chief Operating
APPEARS HERE]  Officer. A Hershey Foods director since 1987, he chairs the
               Compensation and Executive Organization Committee and is a member of the Employee Benefit Committee. Mr. Pietruski is also a director of Lincoln National Corporation; General Public
               Utilities Corporation; and McKesson Corporation; and a regent of Concordia College.

                               ----------------

               VINCENT A. SARNI, age 66, is retired Chairman of the Board and
               Chief Executive Officer, PPG Industries Inc., Pittsburgh,
               Pennsylvania, positions he held from 1984 until his retirement
[PHOTO OF      in 1993. Mr. Sarni joined PPG Industries Inc. in 1968 and held
VINCENT A.     a number of senior management positions, including Senior Vice
SARNI          President and Vice Chairman prior to being elected Chairman and
APPEARS HERE]  CEO. A Hershey Foods director since 1991, Mr. Sarni serves as a member of the Compensation and Executive Organization Committee and the Committee on Directors and Corporate Governance. He is also a director of PPG Industries Inc.; PNC Financial Corp.;
               The LTV Corp.; and Amtrol Inc. He is to be elected by the Common Stock as a class.

                               ----------------

               JOSEPH P. VIVIANO, age 56, is President and Chief Operating
               Officer, Hershey Foods Corporation. He was President, Hershey
               Chocolate U.S.A., a division of the Corporation, from 1985 to
[PHOTO OF      1993. From 1975 through 1978, he served as President of San
JOSEPH P.      Giorgio, and then served as President of the San Giorgio-
VIVIANO        Skinner Company (presently the Hershey Pasta Group) through
APPEARS HERE]  1983. In 1984 he was elected Senior Vice President of the
               Corporation. A director of the Corporation since 1986, he serves as a member of the Executive Committee. He is also a director of Chesapeake Corporation and a board member of Xavier
               University.

               KENNETH L. WOLFE, age 56, is Chairman of the Board and Chief
               Executive Officer, Hershey Foods Corporation. He was elected
               President and Chief Operating Officer in 1985, positions he
[PHOTO OF      held through 1993. He was elected Vice President, Finance and
KENNETH L.     Chief Financial Officer of the Corporation in 1981, and Senior
WOLFE          Vice President and Chief Financial Officer in 1984. A director
APPEARS HERE]  of the Corporation since 1984, he chairs the Executive
               Committee and serves as a member of the Committee on Directors and Corporate Governance. He is also a director of Bausch &
               Lomb Inc. and Hershey Trust Company, and is a member of the Board of Managers, Milton Hershey School.



THE BOARD OF DIRECTORS AND ITS COMMITTEES

  There were nine meetings of the Board of Directors during 1994. No director attended less than 75% of the sum of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he or she served during 1994. Average attendance for all of these meetings equalled 95%.

  The Board of Directors has five standing committees. These are the Audit Committee, the Committee on Directors and Corporate Governance, the Compensation and Executive Organization Committee, the Employee Benefit Committee, and the Executive Committee. In addition, from time to time the Board establishes committees of limited duration for special purposes.

  The AUDIT COMMITTEE, which held three meetings during 1994, consists of Messrs. Beaver (Chair), Jamison, and Pera, Ms. Guiton Hill and Mrs. Neff. The Committee's responsibilities include recommending to the full Board the selection of the Corporation's independent public accountants; discussing the arrangements for, the proposed scope, and the results of the annual audit with management and the independent public accountants; reviewing the scope of non-audit professional services provided by the independent public accountants; obtaining from both management and the independent public accountants their observations on the Corporation's system of internal accounting controls; reviewing compliance by the Corporation and its employees with laws and regulations applicable to the Corporation's business and with the Corporation's Code of Ethical Business Conduct; and reviewing the overall activities and recommendations of the Corporation's internal auditors.

  The COMMITTEE ON DIRECTORS AND CORPORATE GOVERNANCE, which held five meetings during 1994, consists of Messrs. Jamison (Chair), Beaver, Sarni, and Wolfe and Dr. Mobley. The Committee's responsibilities include reviewing the size and composition of the Board and its committees, evaluating and recommending candidates for election to the Board, administering the Directors' Charitable Award Program, and reviewing and advising the full Board on issues of corporate governance. The Committee will consider nominees recommended by stockholders. Such recommendations should be sent in writing to the Acting Secretary of the Corporation, 100 Crystal A Drive, Hershey, Pennsylvania 17033, and should include the proposed nominee's name, address and biographical information.

  The COMPENSATION AND EXECUTIVE ORGANIZATION COMMITTEE, which held five meetings during 1994, consists of Messrs. Pietruski (Chair), Graham and Sarni, and Mrs. Neff. The Committee recommends to the full Board the salaries of the Corporation's elected officers and other key management and executive employees; administers the Corporation's 1987 Key Employee Incentive Plan, as amended, Employee Benefits Protection Plan, and the Amended and Restated Supplemental Executive Retirement Plan; monitors compensation arrangements for management employees for consistency with corporate objectives and stockholders' interests; reviews the executive organization of the Corporation; and monitors the development of personnel available to fill key management positions.

  The EMPLOYEE BENEFIT COMMITTEE, which held two meetings during 1994, consists of Messrs. Graham (Chair), Pera, and Pietruski, Ms. Guiton Hill and Dr. Mobley. The Committee has various responsibilities with respect to the Corporation's and its subsidiaries' employee benefit plans and plan investments, including reviewing and evaluating the performance and decisions of the Corporation's Employee Benefit Management Committee and certain designees of that Committee.

  The EXECUTIVE COMMITTEE, which held nine meetings during 1994, consists of Messrs. Wolfe (Chair) and Viviano. The Committee, subject to specific restrictions involving matters of a major nature, may exercise all powers and authority of the Board of Directors in the management of the business affairs of the Corporation when the full Board is not in session.

COMPENSATION OF DIRECTORS

  Directors who are employees of the Corporation receive no additional remuneration for their services as directors. Non-employee directors--those directors not entitled to receive any salary or employee benefits from the Corporation or its subsidiaries--receive an annual retainer of $20,000; a fee of $1,000 for each Board meeting attended; a fee of $900 for each Board committee meeting attended; and a fee of $100 for each Board or Board committee meeting held by telephone conference call. Board committee chairpersons receive an annual retainer of $2,000 in addition to meeting fees. Under the Directors' fees deferral plan, directors may elect to defer receipt of part or all of each year's fees for such period as they may select, to be paid beginning no later than retirement from the Board. To further enhance the alignment of the directors' interests with the stockholders' interests, from time to time increases in directors' fees may be made in the Corporation's stock. In 1994, to ensure the directors' compensation package remained competitive, non-employee directors were granted 100 shares of Common Stock in lieu of an increase in their annual retainer.

  All directors are reimbursed for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the Board and its committees and for minor incidental expenses incurred in connection with performance of directors' services. In addition, directors are provided with travel accident insurance while traveling on the Corporation's business; receive the same discounts as employees on purchase of the Corporation's products; and are eligible to participate in the Corporation's Higher Education Gift Matching Program.

  The Corporation maintains a retirement plan for non-employee directors to assist in attracting and retaining individuals of outstanding competence to serve on the Board. Any such director who has served as a director for at least ten years, or retires at age 70 with at least five years of service on the Board, or retires because of disability regardless of length of service, is entitled to receive for ten years, unless he or she should die sooner, 100% of the annual retainer in effect at the time the director retires or is disabled. The annual retainer includes a value assigned to stock granted in lieu of an increase in the cash annual retainer. Directors who receive benefits under this plan are expected to remain available to advise and consult with the members of the Board as needed.

  A Directors' Charitable Award Program (the "Program") was established to acknowledge the service of directors, to recognize the mutual interest of the Corporation and its directors in support of worthy nonprofit institutions and to provide an indirect enhancement to the overall competitiveness of the directors' benefit program to assist the Corporation in attracting and retaining directors of the highest caliber. The Corporation is funding the Program primarily through life insurance policies on its directors. The charitable donations by the Corporation will be directed primarily to educational institutions as designated by the directors.

  The Program is designed so that when the Corporation receives life insurance proceeds as a result of the deaths of specified directors, it would then donate a specific amount per director in the name of the director to designated tax qualified institution(s). The amount of the donation varies according to the director's length of service as a director, up to a maximum donation of $1,000,000 after five years of service. Individual directors derive no financial benefit from the Program since all insurance proceeds and charitable tax deductible donations accrue solely to the Corporation. All current directors and four retired directors participate in the Program. The amount of the charitable donation per participating director is $1,000,000, except for Messrs. Pera and Sarni, for whom the current amount is $600,000 each, and Ms. Guiton Hill, for whom the current amount is $200,000, because of their shorter length of service as directors.

                          1994 EXECUTIVE COMPENSATION

            COMPENSATION AND EXECUTIVE ORGANIZATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

  The Compensation and Executive Organization Committee of the Board of Directors (the "Committee") is composed entirely of non-employee directors, and is responsible for the establishment and oversight of the Corporation's executive compensation program.

EXECUTIVE COMPENSATION PHILOSOPHY

The Corporation's executive compensation program is designed to meet the following objectives:

  . To connect the interests of the executive officers with corporate performance;

  . To attract, retain and motivate executive talent;

  . To assure a significant portion of the executive officers' total compensation is dependent upon the appreciation of the Corporation's common stock; and

  . To provide a balanced total compensation package that recognizes the individual contributions of the executive officers and the overall business results of the Corporation.

  Each year the Committee conducts a full review of the Corporation's executive compensation program. The annual compensation review permits an ongoing evaluation of the link between the Corporation's performance and its executive compensation in the context of the compensation programs of other companies. This review is performed with the assistance of an independent outside consultant whose services are retained by the Corporation. The Committee reserves the right to select and/or meet independently with any consultant at its discretion. This annual review includes analyzing survey data comparing the competitiveness of the Corporation's executive compensation, corporate performance, stock price appreciation and total return to stockholders with a peer group of companies representing the Corporation's most direct food industry competitors for executive talent. In the performance graph on page 18, the Corporation's performance is compared to the Standard and Poor's Food Industry Index. The peer group considered relevant for the Corporation's compensation comparison purposes does not include all of the companies in the Food Industry Index as compensation data on all such companies is not readily available. Also, the peer group includes some companies that are not in this index because the Corporation selects those companies it believes to be the most relevant and direct competitors for executive talent. The Committee reviews which peer companies are selected for compensation analysis.

  In the review of survey data, a statistical process involving regression analysis is used to determine competitive compensation levels. This approach adjusts peer group compensation levels for factors such as net sales, return on equity, and time in position within the organization in determining predicted values or "going rates" within the marketplace for each element of compensation. The Corporation targets total compensation "at or above" such "going rates."

  The Committee believes significant equity interests in the Corporation held by the Corporation's management align the interests of stockholders and management. Through the programs described in this report, a very significant portion of each executive officer's total compensation is linked directly to individual and corporate performance and stock price appreciation.

  The key elements of the Corporation's executive compensation program consist of base salary, an annual cash incentive program, and a long-term incentive program consisting of performance share units and stock options. Incentives play an important role in motivating executive performance and in aligning executive pay practices with the interests of the stockholders. The Corporation's executive compensation program is intended to reward achievement of both short-term and long-term business goals. To ensure proper balance in the achievement of these business objectives, the incentive program places greater dollars at risk in long-term incentives compared to short-term incentives. The long-term incentive program is especially designed to assure that the Corporation's executive officers have a significant portion of their total compensation tied to factors which impact the performance of the Corporation's stock.

  The Committee determined the total compensation of Mr. K. L. Wolfe, the Chairman of the Board and Chief Executive Officer, and it reviewed the total compensation as recommended by senior management of a group of the most highly compensated executive officers, including the individuals whose compensation is detailed in this proxy statement. This is designed to ensure consistency throughout the executive compensation program.

  The Committee's policies with respect to each of the elements of the executive compensation program, including the basis for the compensation awarded to Mr. Wolfe, are discussed below. While the elements of compensation described below are considered separately, the Committee considers the total compensation package afforded by the Corporation to each executive officer, including pension benefits, supplemental retirement benefits, insurance and other benefits.

BASE SALARIES

  Base salaries for new executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the salaries paid in the competitive marketplace for executive talent, including a comparison of base salaries for comparable positions at other companies.

  Salary reviews are conducted annually and salary adjustments are made based upon the performance of the Corporation and of each executive officer. The Committee considers both financial and, where appropriate, non-financial performance measures in making salary adjustments. Base salaries for executive officers and all other salaried employees are set within salary ranges established for the position as determined through the annual competitive salary surveys described above. In the case of executive officers with responsibility for a particular business unit, such unit's financial results are also considered.

  With respect to the base salary granted to Mr. Wolfe in 1994, which was Mr. Wolfe's first year as Chairman of the Board and Chief Executive Officer, the Committee made an assessment of Mr. Wolfe's 1993 individual performance as President and Chief Operating Officer, his incentive compensation payments in 1993 and considered his relative position in the comparison of base salaries of chief executive officers of peer companies in the surveys referred to above. Mr. Wolfe's 1993 salary of $456,500 was increased to a 1994 base salary of $550,000 to reflect the promotion to his new positions as well as his 1993 individual performance.

ANNUAL CASH INCENTIVE PROGRAM

  The Corporation's executive officers, as well as other key managerial and professional employees, are eligible for an annual cash incentive award under the Corporation's 1987 Key Employee Incentive Plan, as amended (the "Incentive Plan"), a plan which is administered by the Committee. Participating executive officers are eligible to earn individual awards expressed as a percentage of base salary. The final award is the product of the executive officer's base salary, the applicable target percentage, the corporate or business unit performance score and the individual performance score. Individual and short-term (annual) corporate and business unit performance objectives are established at the beginning of each year by the Committee. For executive officers on corporate staff, the performance objectives for these incentive award payments for 1994 were based on financial measures including earnings per share, return on net assets, and management of certain administrative costs. For executive officers at the business unit level, the performance objectives for 1994 were a combination of operating income, a return on business unit net assets measurement and market share. Adjustments are made to the performance results, if necessary, to take into account extraordinary or unusual items occurring during the performance year. Since the final award is the product of the factors described above, the corporate or business unit performance and individual performance scores are given equal weight in the formula. With respect to corporate staff, the relative weights of performance objectives were 40% each for earnings per share and return on net assets and 20% for administrative cost savings. Performance scores in excess of the objectives for financial measures and/or individual performance expectations may result in the individual executive officer receiving more than his/her target percentage. However, each of the relative weights contain maximums on the components used to calculate the annual incentive award. The range of the target percentages of base salary used in 1994 for annual cash incentive awards for executive officers was 25% to 60%, with the highest rate of 60% applicable only to Mr. Wolfe.

  No annual cash incentive awards are granted unless a corporate "performance hurdle" is achieved. This hurdle is defined as the minimum rate of return which average total invested capital must earn before any awards are paid. This is designed with the stockholders' interest in mind by assuring the Corporation achieves certain profitability levels before any executive is granted an annual incentive award.

  In 1994, corporate staff participants (which included Mr. Wolfe) partially achieved the corporate performance objective set for earnings per share, and exceeded the return on net assets and management of certain administrative costs objectives. In addition, the Committee took into account Mr. Wolfe's performance against his personal objectives established earlier in the year which Mr. Wolfe met. Based on these results, Mr. Wolfe was awarded a 1994 annual cash incentive award of $346,500.

LONG-TERM INCENTIVE PROGRAM--PERFORMANCE SHARE UNITS

  Performance share units ("PSUs") were contingently granted in 1994 under the Incentive Plan to the Corporation's executive officers and certain other top officers (a combined total of 22 individuals in 1994) based upon a percent of annual salary. PSUs are generally granted every year and are earned based on the Corporation's performance over a three-year cycle. Each year begins a new three-year cycle. Provided the Corporation has achieved the established performance objectives at the end of the three-year cycle a payment is made, either in stock, cash or a combination of both, based on the market value of the shares at the end of the cycle. In determining whether performance objectives have been achieved, specified adjustments, previously established by the Committee can be made to the corporate performance to take into account extraordinary or unusual items occurring during the performance cycle. Payment may be deferred to a later date at the election of the executive. The value of each of the PSUs is tied to corporate performance (in determining what percentage of shares are earned) and stock price appreciation. The established performance measures in 1994 were earnings per share and return on net assets. Beginning with the 1994-96 three-year cycle, the Committee agreed to increase the maximum performance score from 100% to 120% to provide a greater incentive. The performance scores can now range from 0% to 120%.

  The Corporation has minimum stockholding guidelines for its executive officers which require executive officers to accumulate gradually over time, shares of Common Stock and/or deferred PSUs. The value equivalent of the shares which must be acquired and held are equal to a multiple of two to eight times the officer's base salary. If the minimum has not been met, the executive officer is required to take the PSUs award in Common Stock (net of withholding taxes) or deferred PSUs. For Mr. Wolfe, the applicable multiple in 1994 was eight times his base salary.

  In 1994, the Committee reviewed the performance objectives set for the 1992-94 PSU cycle and the 1993-95 PSU cycle. The Committee adjusted the targets to assure the incentives were fair and motivational to the executives. Consequently, the targets for the 1992-94 cycle were adjusted to require higher targets and the targets for the 1993-95 cycle were adjusted downward.

  In January 1992, each executive officer and certain other top officers were granted PSUs having a value at the time of grant equal to a percentage of the executive officer's annual salary. This percentage was determined by the Committee based on the recommendation of senior management and competitive survey information. The Corporation partially achieved its target earnings per share and return on net assets, each measure having equal weight of 50%, for the year ended December 31, 1994. Accordingly, 95.5% of the contingent PSUs granted in January 1992 were earned, and the holders thereof received payment based on the value of the shares averaged over a period of 21 business days in December 1994. Mr. Wolfe's award was valued at $345,777 based on the December 1994 "averaged" value of the PSUs from the 1992 grant.

  In January 1994, executive officers were granted new contingent PSUs consistent with past practices. The "Long-Term Incentive Program Performance Share Unit Awards in Year Ended December 31, 1994" table in this Proxy Statement provides additional information regarding these grants for the five most highly compensated executive officers.

LONG-TERM INCENTIVE PROGRAM--STOCK OPTIONS

  Under the Incentive Plan, stock options are periodically granted to the Corporation's executive officers as well as to other key managerial and professional employees. Stock options entitle the holder to purchase a fixed number of shares at a set price for a specific duration.

  The Committee sets guidelines for the size of stock option grants based on competitive compensation data gathered from survey information discussed above. The number of stock options granted are a function of the employee's base pay, stock option multiples for the employee's grade level and the imputed value of the option. Management's recommendations regarding the number of options to be awarded to specific employees are also taken into account. While stock options have been granted annually to executive officers and certain other top officers, the Committee can elect not to grant stock options in a given year. Stock option recipients other than the top officers (over 300 key employees), generally receive stock option grants every two years.

  Stock options are designed to align the interests of executives with those of the stockholders. Stock options are granted with a ten-year term and an exercise price equal to the market price of the Common Stock on the date of grant, and they vest immediately for executive officers. This approach is designed as an incentive for future performance by the creation of shareholder value over the long-term since the benefit of the stock options cannot be realized unless stock price appreciation occurs. Stock option awards are determined based on competitive pay practices within the food industry; however, the Committee also takes into account the amounts of options outstanding or previously granted. The total aggregate size of current stock grants under consideration is taken into account in deciding the amount of total options to be awarded.

  In 1994, Mr. Wolfe received stock options to purchase 23,150 shares with an exercise price of $49 per share. The Committee also granted Mr. Wolfe and four other executive officers additional grants of stock options as a result of their recent promotions in lieu of adjusting certain other elements of their pay to take into account their increased responsibilities. For Mr. Wolfe, the additional stock option grant was for 10,000 shares with an exercise price of $49 per share.

POLICY REGARDING TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

  Section 162(m) to the Internal Revenue Code of 1986 (the "Code") provides that publicly-held companies may be limited in deducting certain compensation in excess of $1 million paid to the chief executive officer and the four other most highly compensated officers. The Committee has considered the effect of
Section 162(m) of the Code on the Corporation's executive compensation program to develop its policy with respect to the deductibility of the Corporation's executive compensation. It is the Committee's position that in administering the "performance based" portion of the Corporation's executive compensation program, it will attempt to comply with the requirements of Section 162(m). However, the Committee believes it needs to retain the flexibility to exercise its judgment in assessing an executive's performance and the total compensation system for executive officers should be managed in accordance with the objectives outlined in the "Executive Compensation Philosophy" section of this report and in the best overall interest of the Corporation's stockholders. Should compliance with Section 162(m) conflict with the "Executive Compensation Philosophy" or with what the Committee believes to be in the best interest of the stockholders, the Committee will act in accordance with the Philosophy and in the best interest of the stockholders, notwithstanding the effect of such action on deductibility. However, to assure that the Corporation does not lose deductions for compensation paid, the Committee has adopted a deferral policy requiring the executive to defer any compensation in excess of $1 million until the year in which such compensation would be deductible by the Corporation.

CONCLUSION

  In 1994, as in previous years, a substantial portion of the Corporation's executive compensation consisted of performance-based variable elements. In the case of Mr. Wolfe, approximately 56% of his 1994 total compensation consisted of performance-based variable elements, without including stock options in the computation. The Committee intends to continue the policy of linking executive compensation to corporate performance and returns to stockholders.

            SUBMITTED BY THE COMPENSATION AND EXECUTIVE ORGANIZATION
               COMMITTEE OF THE CORPORATION'S BOARD OF DIRECTORS:

      John M. Pietruski, Chairman    Thomas C. Graham    Francine I. Neff

                               Vincent A. Sarni

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table shows for the fiscal years ending December 31, 1992, 1993 and 1994, the cash compensation paid by the Corporation, as well as certain other compensation paid or accrued for those years, to each of the five most highly compensated executive officers of the Corporation in the capacities in which they served in 1994.

                          SUMMARY COMPENSATION TABLE

                                                         LONG-TERM
                              ANNUAL COMPENSATION       COMPENSATION
                          --------------------------- ----------------
                                                      NUMBER
                                                        OF
        NAME AND                                      STOCK
   PRINCIPAL POSITION                                 OPTION LTIP(/3/) ALL OTHER(/4/)
     AS OF 12/31/94       YEAR SALARY(/1/) BONUS(/2/) AWARDS  PAYOUTS   COMPENSATION
   ------------------     ---- ----------- ---------- ------ --------- --------------
K. L. Wolfe               1994  $550,000    $346,500  33,150 $345,777     $14,711
Chairman and Chief        1993   456,500     308,709  16,000  440,942      14,992
Executive Officer         1992   440,000     286,528  17,000  358,204      12,541

J. P. Viviano             1994   430,000     248,325  25,300  247,319      17,903
President and Chief       1993   347,500     216,588  12,000  316,382      17,281
Operating Officer         1992   330,000     298,320  12,500  253,534      16,234

M. F. Pasquale(/5/)       1994   295,000     170,378  15,000  146,560       3,750
President,                1993   254,250     142,016   6,300  219,226       5,896
Hershey Chocolate U.S.A.  1992   245,000     131,841   7,250  176,776       5,719

W. F. Christ
Senior Vice President     1994   240,000     126,000   9,050  100,760       4,706
and Chief Financial Of-   1993   200,000     141,750   5,000  144,490       8,077
ficer                     1992   175,000     125,631   4,900  104,670       7,765

J. F. Carr                1994   180,000     113,608   6,850   68,724       6,673
President,                1993   156,875      69,755   2,950  102,139       6,368
Hershey International     1992   148,350     105,240   3,400   72,106       2,455

- --------
  (/1/) The 1994 salaries reflect adjustments for new positions assumed by each of the named executive officers as of January 1, 1994. This column also includes amounts deferred pursuant to Section 401(k) of the Internal Revenue Code that were contributed by the executive officer to the Corporation's Employee Savings, Stock Investment and Ownership Plan ("ESSIOP").

  (/2/) This column represents annual cash incentive awards (paid out or deferred) attributable to services rendered for that year.

  (/3/) This column reports the cash value earned in PSU payouts during each of the last three fiscal years at the end of the following three performance cycles: 1992-94; 1991-93; 1990-92, under the 1987 Key Employee Incentive Plan, as amended, which were paid or deferred in the fiscal year immediately following the last year of the respective three-year cycle. Mr. Wolfe received a portion, $99,992, of his 1994 PSU payout in Common Stock and the balance, $245,785 was deferred.

  (/4/) This column includes the Corporation's matching contributions to the individual's ESSIOP account and any payments for unused vacation days in excess of 20 days which by company policy are paid if not taken by the employee. The specific amounts for 1994 are as follows: K. L. Wolfe, $3,750 (ESSIOP), $10,961 (unused vacation days); J. P. Viviano, $3,750 (ESSIOP), $14,153 (unused vacation days); W. F. Christ, $3,750 (ESSIOP), $956 (unused vacation days); and J. F. Carr, $3,750 (ESSIOP), $2,923 (unused vacation days). For Mr. Pasquale, the amount provided in the column is only for ESSIOP because he received no payment for unused vacation days.

  (/5/)As of January 1, 1995, Mr. Pasquale became President of Hershey Chocolate North America, a division of the Corporation, consisting of the Corporation's chocolate and confectionery manufacturing operations in the United States, Canada and Mexico.

LONG-TERM INCENTIVE PROGRAM--STOCK OPTIONS

  The following table contains information concerning the grant of stock options under the 1987 Key Employee Incentive Plan, as amended, to the five most highly compensated executive officers of the Corporation as of the end of the last fiscal year:

              STOCK OPTION GRANTS FOR YEAR ENDED DECEMBER 31, 1994

                                                                                     POTENTIAL
                                                                                REALIZABLE VALUE AT
                                                                               ASSUMED ANNUAL RATES
                                                                                  OF STOCK PRICE
                                                                                 APPRECIATION FOR
                                        INDIVIDUAL GRANTS                        STOCK OPTION TERM
                       --------------------------------------------------- -----------------------------
                                     % OF TOTAL
                          NUMBER       STOCK
                            OF        OPTIONS
                        SECURITIES    GRANTED       EXERCISE
                        UNDERLYING       TO            OR
                         OPTIONS     EMPLOYEES     BASE PRICE   EXPIRATION
NAME                   GRANTED(/1/) IN 1994(/2/) PER SHARE(/3/)    DATE       5%(/4/)        10%(/4/)
- ----                   ------------ ------------ -------------- ---------- -------------- --------------
K. L. Wolfe               33,150        3.4%          $49         1/3/04       $1,021,545     $2,588,796
J. P. Viviano             25,300        2.6%           49         1/3/04          779,641      1,975,763
M. F. Pasquale            15,000        1.6%           49         1/3/04          462,238      1,171,401
W. F. Christ               9,050         .9%           49         1/3/04          278,883        706,745
J. F. Carr                 6,850         .7%           49         1/3/04          211,088        534,940
- --------------------------------------------------------------------------------------------------------
All Stockholders(/5/)        N/A        N/A           N/A            N/A   $2,709,119,925 $6,865,441,794

- --------
  (/1/) All stock options listed in this column are exercisable and have a ten-year term. The stock options having a $49 exercise price were granted on January 3, 1994 and were granted at a price not less than 100% of the fair market value of the shares of Common Stock on the date of grant determined as the closing price on the business date immediately preceding the date the stock options were granted. All stock options expire at the end of the stock option holder's employment except as may be provided differently in the stock option agreement. Also, in the case of a stock option held by an employee whose employment ends due to retirement, total disability or death, the employee or his estate may exercise the stock option within three years of the date of retirement, total disability or death.

  (/2/) In 1994, 357 employees were granted a total of 963,800 stock options.

  (/3/) The exercise price may be paid in cash, shares of Common Stock valued at the fair market value on the date of exercise, or pursuant to a cashless exercise procedure under which the stock option holder provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Corporation, out of the sales proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

  (/4/) The dollar amounts under these columns for all the individuals are the result of calculations at the 5% and 10% annual appreciation rates for the term of the options (10 years) as required by the Securities and Exchange Commission, and, therefore, are not intended to forecast possible future appreciation, if any, of the stock price of the Corporation.

  (/5/) For "All Stockholders," the potential realizable value on 87,913,236 shares, the number of outstanding shares of Common Stock and Class B Stock on January 3, 1994, is based on a $49 per share price (the exercise price of the 1994 options). The value of the Common Stock and Class B Stock at $49 per share was $4,307,748,564. The amounts listed under these columns for "All Stockholders" are the result of calculations at the 5% and 10% annual appreciation rates for a period of ten years from January 3, 1994 through January 3, 2004. These amounts are not intended to forecast possible future appreciation, if any, of the stock price of the Corporation.

  The following table sets forth information with respect to the named executives concerning the exercise of stock options during the last fiscal year and unexercised stock options held as of the end of the fiscal year:

       AGGREGATED STOCK OPTION EXERCISES IN YEAR ENDED DECEMBER 31, 1994
                        AND YEAR-END STOCK OPTION VALUES

                                            NUMBER OF
                                            SECURITIES
                 NUMBER                     UNDERLYING      VALUE OF
                   OF         VALUE        UNEXERCISED    UNEXERCISED
                 SHARES      REALIZED         STOCK       IN-THE-MONEY
                ACQUIRED (MARKET PRICE AT    OPTIONS     STOCK OPTIONS
                   ON     EXERCISE LESS   EXERCISABLE AT EXERCISABLE AT
NAME            EXERCISE EXERCISE PRICE)  12/31/94(/1/)  12/31/94(/1/)
- ----            -------- ---------------- -------------- --------------
K. L. Wolfe         0        $     0          94,750        $598,775
J. P. Viviano     750         14,250          67,600         372,975
M. F. Pasquale      0              0          41,800         269,575
W. F. Christ        0              0          26,300         150,744
J. F. Carr          0              0          17,850          92,769

- --------
  (/1/) All of the stock options were granted under the 1987 Key Employee Incentive Plan, as amended, and are exercisable. The fair market value of the Common Stock on December 30, 1994, the last trading day of the Corporation's fiscal year, was $48.375.

LONG-TERM INCENTIVE PROGRAM--PERFORMANCE SHARE UNITS

  The following table provides information concerning performance share unit grants made to the five most highly compensated executive officers of the Corporation during the last fiscal year under the long term incentive program portion of the 1987 Key Employee Incentive Plan, as amended. Payments made under the program for the three-year performance cycle ending December 31, 1994, are reported in the Summary Compensation Table.

                          LONG-TERM INCENTIVE PROGRAM
         PERFORMANCE SHARE UNIT AWARDS IN YEAR ENDED DECEMBER 31, 1994





                                PERFORMANCE      ESTIMATED FUTURE PAYOUTS
                  NUMBER OF       OR OTHER        UNDER NON-STOCK PRICE-
                   SHARES,      PERIOD UNTIL            BASED PLAN
                   UNITS OR      MATURATION    -------------------------------
                    OTHER            OR        THRESHOLD    TARGET    MAXIMUM
NAME             RIGHTS (/1/)      PAYOUT      (#)(/2/)    (#)(/3/)   (#)(/4/)
- ----             ------------   ------------   ---------   --------   --------
K. L. Wolfe         8,932         3 years        1,117      8,932      10,718
J. P. Viviano       5,900         3 years          738      5,900       7,080
M. F. Pasquale      3,850         3 years          481      3,850       4,620
W. F. Christ        2,500         3 years          313      2,500       3,000
J. F. Carr          1,650         3 years          206      1,650       1,980

- --------

  (/1/) The performance share units (PSUs) reported in this table were granted on January 3, 1994 for the cycle commencing January 1, 1994 and ending December 31, 1996.

  For purposes of determining the number of grants, the value of each PSU is based on the average of the daily closing prices of Hershey Foods' Common Stock on the New York Stock Exchange as reported in The Wall Street Journal for the December preceding the new three-year performance cycle.

  The final value of the award is determined based upon three factors. The first involves the number of PSUs awarded at the commencement of the three-year cycle. The second factor relates to a performance score as measured against predetermined earnings per share and return on net assets objectives for the 1994-96 three-year cycle. The performance scoring can range from a minimum of 0% to a maximum of 120% achievement. The third factor involves the value per unit which is determined at the conclusion of the three-year cycle. The final award is limited to a value of two times the grant price over the term of the three-year cycle. In the case of the 1994-96 cycle, this limit is $99.65 share.

  (/2/) This column lists the number of shares of Common Stock the value of which would be payable to the named executives at the threshold achievement level of 12 1/2%. If the achievement level at the end of the three-year cycle is less than this threshold, no payments are made.

  (/3/) This column lists the number of shares of Common Stock the value of which would be payable to the named executives at the target, or 100% achievement level.

  (/4/) This column lists the number of shares of Common Stock the value of which would be payable to the named executives at the 120% or more achievement level.

PERFORMANCE GRAPH

  The following line graph compares the Corporation's cumulative total shareholder return (Common Stock price appreciation plus dividends, on a reinvested basis) over the last five fiscal years with the Standard and Poor's 500 Index and the Standard and Poor's Food Industry Group Index.

                             [GRAPH APPEARS HERE]

              COMPARISON OF FIVE YEAR CUMULATIVE RETURN
        AMONG S&P FOOD GROUP, S&P 500 INDEX AND HERSHEY FOODS
Measurement period                 S&P       S&P 500     HERSHEY
(Fiscal Year Covered)          FOOD GROUP     INDEX       FOODS
- ---------------------           --------     --------    --------
Measurement PT -
   1989                         $ 100        $ 100       $ 100
   1990                         $ 107.79     $  96.90    $ 107.55
   1991                         $ 157.25     $ 126.42    $ 130.23
   1992                         $ 156.88     $ 136.05    $ 141.27
   1993                         $ 143.97     $ 149.76    $ 150.60
   1994                         $ 160.92     $ 151.74    $ 152.66

* Total return assumes reinvestment of dividends.
  Assumes $100 invested on 12/31/89 in Hershey Common Stock, S&P 500 Index and S&P Food Group Index.

BENEFIT PROTECTION ARRANGEMENTS

  In 1994 the Corporation entered into severance agreements (the "Severance Agreements") with the five executive officers named in the summary compensation table and other management personnel. The terms of these Severance Agreements are consistent with the practices followed by other major public corporations in the U.S. and provide that in the event the executive's employment with the Corporation is terminated without "cause" within two years after a "change in control" of the Corporation, the executive is entitled to certain severance payments and benefits. A "change in control" is defined to include an event in which Hershey Trust Company, as Trustee for Milton Hershey School (the "Hershey Trust"), no longer holds voting control of the Corporation and another party acquires twenty-five (25) percent or more of the combined voting power or common equity of the Corporation. Under the terms of the Severance Agreements, upon the executive's termination after a "change in control" as described above, and in order to assist the executive in making a transition to new employment, the executive would be generally entitled to receive in a lump sum three times the executive's base salary and incentive bonus. The executive would also be entitled to continuation of health benefits for such period and reimbursement for federal excise taxes payable (but not for income taxes payable). The executive would also become vested in benefits under existing compensation and benefit programs (including those described in this Executive Compensation section) and would generally be paid such benefits at the time of any such change in control.

  The Hershey Trust has indicated to the Corporation that it intends to maintain voting control of the Corporation and therefore it is unlikely that the Severance Agreements would be utilized. The Hershey Trust has also indicated that it, however, accepts the position of the Corporation's Board of Directors that such arrangements are part of the usual and ordinary compensation packages at major public companies and are important to the Corporation's ability to attract and retain key employees.

PENSION PLANS

  The following table shows the estimated pension benefits payable to a covered participant at age 60 or later under the Corporation's qualified benefit pension plan (the "Pension Plan"), as well as the nonqualified supplemental executive retirement plan that provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based on remuneration that is covered under the plans and years of service with the Corporation:

                               PENSION PLAN TABLE

                                    YEARS OF SERVICE
               ---------------------------------------------------------------
REMUNERATION      10         15         20         25         30         35
- ------------   --------   --------   --------   --------   --------   --------
 $  200,000    $ 73,333   $110,000   $110,000   $110,000   $110,000   $110,000
    300,000     110,000    165,000    165,000    165,000    165,000    165,000
    400,000     146,667    220,000    220,000    220,000    220,000    220,000
    500,000     183,333    275,000    275,000    275,000    275,000    275,000
    600,000     220,000    330,000    330,000    330,000    330,000    330,000
    700,000     256,667    385,000    385,000    385,000    385,000    385,000
    800,000     293,333    440,000    440,000    440,000    440,000    440,000
    900,000     330,000    495,000    495,000    495,000    495,000    495,000
  1,000,000     336,667    550,000    550,000    550,000    550,000    550,000
  1,100,000     403,333    605,000    605,000    605,000    605,000    605,000
  1,200,000     440,000    660,000    660,000    660,000    660,000    660,000

  The remuneration (compensation) used to determine the amount of pension payable is based on three years average of base salary and five years average annual cash incentive award. The final average compensation and the estimated credited years of service as of December 31, 1994, respectively, for each of the named executive officers are: K. L. Wolfe, $766,754, 25.8 years; J. P. Viviano, $585,648, 26.7 years; M. F.
Pasquale, $399,492, 15.4 years; W. F. Christ, $336,947, 24.2 years; and J. F.
Carr, $238,174, 20.8 years. The benefits shown in the above table are calculated using the life annuity form of payout from the Pension Plan. In addition, the amounts shown in the table would be reduced by any applicable Social Security benefits and for a specified percentage for each month that the retirement occurs before age 60.

           COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT

  The Corporation believes that during 1994 its executive officers and directors have complied with all Section 16 filing requirements with the exception of one late report. Mr. John B. Stiles, former Vice President and Controller, inadvertently reported on a Form 4 the sale of 2,375 shares of the Corporation's stock two days after the due date of the Form 4.

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

  During 1994 the Corporation and its subsidiaries had a number of transactions with Milton Hershey School (the "School"); with the Hershey Trust; and with companies owned by the Hershey Trust, involving the purchase or sale of goods and services. These latter transactions were primarily with HERCO Inc., an entertainment and resort company based in Derry Township (Hershey), Pennsylvania, and wholly-owned by the Hershey Trust.

  The aggregate value of sales made during 1994 by the Corporation and its subsidiaries to the School, the Hershey Trust, and companies owned by the Hershey Trust, amounted to approximately $750,000. During the year, the Corporation purchased goods and services from these entities in the amount of approximately $1.7 million. In 1994, the Corporation contracted for construction services with firms which are owned by H.B. Alexander Enterprises, Inc, which is partially owned by Mr. William H. Alexander, a director nominee. Approximately $550,000 paid since 1994 related to construction services provided on a non-bid basis. All of the general construction and construction management contracts of said firms are being concluded or sold to other parties in which Mr. Alexander does not have an ownership interest other than as a creditor. The above transactions were on terms that the Corporation believes to be no less favorable to the Corporation than those which could have been obtained from other purchasers or vendors.

  Pursuant to the Corporation's Directors' Charitable Award Program, as described in the section "The Board of Directors and its Committees" in this Proxy Statement, one director and one former director of the Corporation designated Milton Hershey School Trust as beneficiary of $1.1 million in charitable donations by the Corporation. These individuals retain the discretion to change beneficiary designees.

                    PROPOSAL NO. 2--APPOINTMENT OF AUDITORS

  The Board of Directors, on the recommendation of the Audit Committee, has appointed Arthur Andersen LLP as independent public accountants of the Corporation for the year ending December 31, 1995. Although not required to do so, the Board of Directors is submitting the appointment of that firm for approval at the Annual Meeting. Arthur Andersen LLP has audited the Corporation's financial statements since 1927 and is considered to be well qualified. If the appointment is not approved, the Board of Directors will reconsider its appointment. Representatives of Arthur Andersen LLP will be present at the meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

  The affirmative vote of a majority of the votes represented at the meeting in person or by proxy of the Common Stock and Class B Stock voting together without regard to class is required for approval of the appointment of auditors.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 2, AND SIGNED PROXIES WHICH ARE RETURNED WILL BE SO VOTED UNLESS A CONTRARY VOTE IS DESIGNATED ON THE PROXY CARD.

                                 OTHER BUSINESS

  It is not expected that any business other than that set forth in the Notice of Annual Meeting of Stockholders and more specifically described in this Proxy Statement will be brought before the meeting. However, if any other business should properly come before the meeting, it is the intention of the persons named on the enclosed proxy card to vote the signed proxies received by them in accordance with their best judgment on such business and any matters dealing with the conduct of the meeting.

                           1996 STOCKHOLDER PROPOSALS

  To be eligible for inclusion in the Corporation's Proxy Statement for the 1996 Annual Meeting of Stockholders, stockholder proposals must be received by the Corporation at its principal office, Office of the Corporate Secretary, 100 Crystal A Drive, Hershey, Pennsylvania 17033 by November 16, 1995.

                                          By order of the Board of Directors,

                                               Eleanor S. Gathany
                                                Acting Secretary

March 13, 1995

  STOCKHOLDERS WHO DESIRE TO HAVE THEIR STOCK VOTED AT THE MEETING ARE REQUESTED TO MARK, SIGN, AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. STOCKHOLDERS MAY REVOKE THEIR PROXIES AT ANY TIME PRIOR TO THE MEETING AND STOCKHOLDERS WHO ARE PRESENT AT THE MEETING MAY REVOKE THEIR PROXIES AND VOTE, IF THEY SO DESIRE, IN PERSON.

                [HERSHEY FOODS CORPORATION COUPON APPEARS HERE]

         [HERSHEY FOODS ANNUAL STOCKHOLDERS' MEETING MAP APPEARS HERE]

P R O X Y

HERSHEY FOODS CORPORATION                        THIS PROXY IS SOLICITED ON
                                              BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having received the Notice of Meeting and Proxy Statement dated March 13, 1995, appoints K. L. Wolfe, J. P. Viviano, and E. S. Gathany, and each or any of them as Proxies, with full power of substitution, to represent and vote all of the undersigned's shares of the Corporation's Common Stock at the Annual Meeting of Stockholders to be held at 2:00 P.M., April 24, 1995, at the Hershey Theatre, located one half block east of Cocoa Avenue on East Caracas Avenue, Hershey, Pennsylvania, or at any adjournment thereof.

THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S), WHO SHALL BE ENTITLED TO ONE VOTE FOR EACH SUCH SHARE HELD. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR THE ELECTION OF THE TWELVE NOMINEES FOR DIRECTOR AND FOR ITEM 2. EXCEPT WITH REGARD TO VOTING SEPARATELY AS A CLASS ON THE ELECTION OF MESSRS. BEAVER AND SARNI, SHARES OF THE COMMON STOCK WILL VOTE TOGETHER WITH SHARES OF THE CLASS B COMMON STOCK WITHOUT REGARD TO CLASS.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2.

ITEM 1. Election of H.O. Beaver, Jr. and V.A. Sarni as Directors by holders of the Common Stock voting as a class; and election of the following as Directors by holders of the Common Stock and the Class B Stock voting together without regard to class: W.H. Alexander, R.H. Campbell, T.C. Graham, B. Guiton Hill, J.C. Jamison, S.C. Mobley, F.I. Neff,
        J.M. Pietruski,  J.P. Viviano, K.L. Wolfe.
                                                     (item 1. continued on back)

[_] FOR all nominees       [_] WITHHOLD AUTHORITY to vote for all nominees
 To withhold authority to vote for any individual nominee, write that nominee's name in the space below.

                                                            FOR AGAINST ABSTAIN
                                                            --- ------- -------
 ITEM 2. Approval of Arthur Andersen LLP as the
         Corporation's independent public accountants for
         1995.                                              [_]   [_]     [_]

In their discretion, the Proxies are authorized to vote upon such other business as may come before the meeting.
                                           -----------------------------------
                                           Signature                    Date


                                           -----------------------------------
                                           Signature                    Date

PLEASE MARK, SIGN (EXACTLY AS NAME(S) APPEARS ABOVE), DATE AND MAIL THIS CARD PROMPTLY IN THE POSTAGE PREPAID RETURN ENVELOPE PROVIDED.

                           HERSHEY FOODS CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

  The undersigned, having received the Notice of Meeting and Proxy Statement dated March 13, 1995, appoints K. L. Wolfe, J. P. Viviano and E. S. Gathany and each or any of them as Proxies, with full power of substitution, to represent and vote all of the undersigned's shares of the Corporation's Common Stock at the Annual Meeting of Stockholders to be held at 2:00 P.M., April 24, 1995, at the Hershey Theatre, located one half block east of Cocoa Avenue on East Caracas Avenue, Hershey, Pennsylvania, or at any adjournment thereof.

  THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S), WHO SHALL BE ENTITLED TO ONE VOTE FOR EACH SUCH SHARE HELD. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR THE ELECTION OF THE TWELVE NOMINEES FOR DIRECTOR AND FOR ITEM 2. EXCEPT WITH REGARD TO VOTING SEPARATELY AS A CLASS ON THE ELECTION OF MESSRS. BEAVER AND SARNI, SHARES OF THE COMMON STOCK WILL VOTE TOGETHER WITH SHARES OF THE CLASS B COMMON STOCK WITHOUT REGARD TO CLASS.




                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
              PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

                                                             [X]   Please mark
                                                                    your votes
                                                                     this way


                                                                    WITHHOLD
                                                   FOR all          AUTHORITY
                                                   Nominees     for all Nominees

                                                     [_]               [_]
          ---------------  -------------------


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2.

ITEM 1. Election of H.O. Beaver, Jr. and V.A. Sarni as Directors by holders of the Common Stock voting as a class; and election of the following as Directors by holders of the Common Stock and the Class B Stock voting together without regard to class: W.H. Alexander, R.H. Campbell, T.C. Graham, B. Guiton Hill, J.C. Jamison, S.C. Mobley, F.I. Neff, J.M. Pietruski, J.P. Viviano, K.L. Wolfe. To withhold authority to vote for any nominee, write the nominee's name(s) below:

- -------------------------------------------------------------------------------


ITEM 2. Approval of Arthur Andersen LLP as the Corporation's independent public accountants for 1995.

                                                        For   Against   Abstain

                                                        [_]     [_]       [_]
- -------------------------------------------------------------------------------

In their discretion, the Proxies            If you plan to attend the      WILL
are authorized to vote upon such            Annual Meeting, mark the      ATTEND
other business as may come before           Will Attend block. An
the meeting.                                admission ticket will be        [_]
                                 ++++++++   mailed to you.
                                        +
                                        +
                                        +




      Signature(s) ______________________________________     Date _____,1995
PLEASE MARK, SIGN (EXACTLY AS NAME(S) APPEARS ABOVE), DATE AND MAIL THIS CARD PROMPTLY IN THE POSTAGE PREPAID RETURN ENVELOPE PROVIDED. EXECUTORS, ADMINISTRATORS, TRUSTEES, ATTORNEYS, GUARDIANS, ETC., SHOULD SO INDICATE WHEN SIGNING.
- --------------------------------------------------------------------------------
- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- --
 Detach here.

                           HERSHEY FOODS CORPORATION
             EMPLOYEE SAVINGS, STOCK INVESTMENT AND OWNERSHIP PLAN

   THIS VOTING INSTRUCTION IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

  The undersigned, having received the Notice of Meeting and Proxy Statement dated March 13, 1995, instructs American Express Trust Company*, as Trustee, to represent and vote all of the shares of Common Stock of Hershey Foods Corporation which are credited to my account under the above Plan at the Annual Meeting of Stockholders to be held at 2:00 P.M., April 24, 1995 or at any adjournment thereof.

  THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED BY THE TRUSTEE IN THE MANNER DIRECTED. IF NO DIRECTION IS GIVEN, OR IS RECEIVED BY THE TRUSTEE AFTER APRIL 18, 1995, THE SHARES IN THE EMPLOYEE SAVINGS, STOCK INVESTMENT AND OWNERSHIP PLAN (ESSIOP) WILL BE VOTED BY THE TRUSTEE IN PROPORTION TO THE FINAL AGGREGATE VOTE OF THE PLAN PARTICIPANTS ACTUALLY VOTING ON THE MATTER. EXCEPT WITH REGARD TO VOTING SEPARATELY AS A CLASS ON THE ELECTION OF MESSRS. BEAVER AND SARNI, SHARES OF THE COMMON STOCK WILL VOTE TOGETHER WITH SHARES OF THE CLASS B COMMON STOCK WITHOUT REGARD TO CLASS.

         THIS VOTING INSTRUCTION CARD IS CONTINUED ON THE REVERSE SIDE.
              PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.
* American Express Trust Company, Trustee, has appointed Chemical Bank as agent to tally the vote.

                                                            [X]   Please mark
                                                                   your votes
                                                                    this way

                                                                WITHHOLD
                                              FOR all           AUTHORITY
                                              Nominees       for all Nominees
                                                [_]                [_]



                             ---------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2.

ITEM 1. Election of H.O. Beaver, Jr. and V.A. Sarni as Directors by holders of the Common Stock voting as a class; and election of the following as Directors by holders of the Common Stock and the Class B Stock voting together without regard to class: W.H. Alexander, R.H. Campbell, T.C. Graham, B. Guiton Hill, J.C. Jamison, S.C. Mobley, F.I. Neff, J.M. Pietruski, J.P. Viviano, K.L. Wolfe. To withhold authority to vote for any nominee, write the nominee's name(s) below:

- --------------------------------------------------------------------------------

ITEM 2. Approval of Arthur Andersen LLP as the Corporation's independent public accountants for 1995.
                                                      For    Against    Abstain
                                                      [_]      [_]        [_]
- --------------------------------------------------------------------------------

In its discretion, the Trustee is authorized to vote the ESSIOP shares for which direction has been given and upon such other business as may come before the meeting.

                                                 ++++++++
                                                        +
                                                        +
                                                        +




      Signature(s) _____________________________________   Date ________,1995
PLEASE MARK, SIGN (EXACTLY AS NAME(S) APPEARS ABOVE), DATE AND MAIL THIS CARD PROMPTLY IN THE POSTAGE PREPAID RETURN ENVELOPE PROVIDED. EXECUTORS, ADMINISTRATORS, TRUSTEES, ATTORNEYS, GUARDIANS, ETC., SHOULD SO INDICATE WHEN SIGNING.
- --------------------------------------------------------------------------------
- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- --
 Detach here.

HERSHEY FOODS CORPORATION
CLASS B COMMON STOCK

                                           This Proxy is Solicited on
                                           behalf of the Board of
                                                   Directors

The undersigned, having received the Notice of Meeting and Proxy Statement dated March 13, 1995, appoints K. L. Wolfe, J. P. Viviano, and E. S. Gathany and each or any of them as Proxies, with full power of substitution, to represent and vote all of the undersigned's shares of the Corporation's Class B Common Stock at the Annual Meeting of Stockholders to be held at 2:00 P.M., April 24, 1995, at the Hershey Theatre, located one half block east of Cocoa Avenue on East Caracas Avenue, Hershey, Pennsylvania, or at any adjournment thereof.

The shares of Class B Common Stock represented by this proxy will be voted in the manner directed herein by the undersigned stockholder(s), who shall be entitled to ten votes for each such share held. If no direction is made, the proxy will be voted FOR the election of the ten nominees for Director listed on the reverse side and FOR Item 2. Except with regard to voting separately as a class on the election of Messrs. Beaver and Sarni, shares of the Common Stock will vote together with shares of the Class B Common Stock without regard to class.

                    This proxy is continued on reverse side.
              PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2

Item 1. Election of the following as Directors by holders of the Common Stock and the Class B Common Stock voting together without regard to class:
         W. H. Alexander, R. H. Campbell, T.C. Graham, B. Guiton Hill,
         J.C. Jamison, S.C. Mobley, F.I. Neff, J.M. Pietruski, J.P. Viviano, K.L. Wolfe.

         [ ] FOR all nominees  [ ] WITHHOLD AUTHORITY for all nominees

To withhold authority to vote for any individual nominee, write the nominee's name in the space below:




Item 2. Approval of Arthur Andersen LLP as the Corporation's independent public accountants for 1995.
                                                      FOR     AGAINST    ABSTAIN
                                                      ---     -------    -------
                                                      [ ]       [ ]        [ ]

In their discretion, the Proxies are authorized to vote upon such other business as may come before the meeting.

Dated:_________________,  1995      _________________________________________
                                         Signature

                                    _________________________________________
                                         Signature




Please mark, sign (exactly as name(s) appears above), date and mail this card
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